Free Writing Prospectus to Preliminary Pricing Supplement No. 14,739

Filed pursuant to Rule 433

Registration Statement Nos. 333-275587; 333-275587-01

March 6, 2026

Morgan Stanley Finance LLC

Structured Investments

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial AverageSM, the S&P 500® Equal Weight Index and the Russell 2000® Index due September 16, 2032

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings	Dow Jones Industrial AverageSM, S&P 500® Equal Weight Index and Russell 2000® Index (each referred to as an “underlying”)
Pricing date*	March 13, 2026
Original issue date*	March 18, 2026
Face amount	$1,000 per security
Automatic call

If, on any calculation day, beginning on September 18, 2028, the closing level of the lowest performing underlying is greater than or equal to its call threshold level applicable to that calculation day, the securities will be automatically called for the applicable call payment on the related call settlement date.

	Calculation Day	Call Threshold Levels	Call Premium†
	September 18, 2028	For each underlying, 95% of its starting level	At least 26.50%
	March 19, 2029	For each underlying, 95% of its starting level	At least 31.80%
	September 18, 2029	For each underlying, 95% of its starting level	At least 37.10%
	March 18, 2030	For each underlying, 95% of its starting level	At least 42.40%
	September 18, 2030	For each underlying, 90% of its starting level	At least 47.70%
	March 18, 2031	For each underlying, 90% of its starting level	At least 53.00%
	September 18, 2031	For each underlying, 90% of its starting level	At least 58.30%
	March 18, 2032	For each underlying, 90% of its starting level	At least 63.60%
	September 13, 2032	For each underlying, 90% of its starting level	At least 68.90%
†to be determined on the pricing date
Call settlement dates	Three business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per security)	If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security as follows:

●if the ending level of the lowest performing underlying is less than its call threshold level but the ending level of the lowest performing underlying is greater than or equal to its downside threshold level:

$1,000; or

●If the ending level of the lowest performing underlying is less than its downside threshold level: $1,000 × performance factor of the lowest performing underlying
Maturity date*	September 16, 2032
Starting level	For each underlying, its closing level on the pricing date
Ending level	For each underlying, its closing level on the final calculation day
Performance factor	For each underlying, the ending level divided by the starting level
Downside threshold level	For each underlying, 75% of the starting level
Lowest performing underlying	On any calculation day, the underlying with the lowest performance factor
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC expects to sell the securities that it purchases from us as principal to Wells Fargo Securities, LLC at the price to public less a concession of up to $0.75 per security. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of $0.25 per Security.

CUSIP	61781ELA2
Tax considerations	See preliminary pricing supplement

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending level of any underlying is less than its downside threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of any underlying on the applicable calculation day significantly exceeds its call threshold level. You will not participate in any appreciation of any underlying.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $984.50, or within $40.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988226014125/ms14739_424b2-08856.htm

** In addition, selected dealers may receive a fee of up to 0.25% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●The appreciation potential of the securities is limited by the call payment specified for each calculation day.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlyings.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the final calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risk of sustaining a loss on your investment than if the securities were linked to just one underlying.

●The securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

●Adjustments to the underlyings could adversely affect the value of the securities.

●Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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